[ARTICLE] 5
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.
Exhibit 11.1

                              INPUT SOFTWARE, INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                (UNAUDITED)

                              Six Months Ended    Six Months Ended
                                 June 30,            June 30,
                             ------------------- -------------------
                               1999      1998      1999      1998
                             --------- --------- --------- ---------
Net income (loss)...........     $185      $219      $312   ($2,391)
                             ========= ========= ========= =========

Shares used in basic EPS
 calculation................    4,475     5,953     4,592     6,163

Dilutive effect of stock
 options....................        9        83        10        53
                             --------- --------- --------- ---------
Shares used in diluted EPS
 calculation................    4,484     6,036     4,602     6,216
                             ========= ========= ========= =========

Basic EPS...................    $0.04     $0.04     $0.07    ($0.39)

Diluted EPS.................    $0.04     $0.04     $0.07    ($0.39)
                             ========= ========= ========= =========

Options outstanding at June 30, 1999 and June 30, 1998 of 1.5 million and
1.3 million respectively, were not included in the computation of diluted EPS decause exercise price was greater than the average market price.